Registration No. 333-193963

Registration No. 333-198499

Registration No. 333-203235

Registration No. 333-208543

Registration No. 333-209949

Registration No. 333-216342

Registration No. 333-223433

Registration No. 333-229977

Registration No. 333-235994

Registration No. 333-240061

Registration No. 333-252526

Registration No. 333-263099

Registration No. 333-270130

Registration No. 333-277490

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENTS

NOS. 333-193963, 333-198499, 333-203235, 333-208543, 333-209949, 333-216342, 333-223433, 333-229977,

333-235994, 333-240061, 333-252526, 333-263099, 333-270130, 333-277490

UNDER

THE SECURITIES ACT OF 1933

REVANCE THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	77-0551645
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1222 Demonbreun Street, Suite 2000 Nashville, Tennessee	37203
(Address of Principal Executive Offices)	(Zip Code)

Revance Therapeutics, Inc. 2002 Equity Incentive Plan

Revance Therapeutics, Inc. 2012 Equity Incentive Plan

Revance Therapeutics, Inc. 2014 Equity Incentive Plan

Revance Therapeutics, Inc. 2014 Employee Stock Purchase Plan

Revance Therapeutics, Inc. 2014 Inducement Plan

Revance Therapeutics, Inc. Amended and Restated 2014 Inducement Plan

Hint, Inc. 2017 Equity Incentive Plan

(Full title of the plans)

Shellie Hammock

General Counsel

Revance Therapeutics, Inc.

1222 Demonbreun Street, Suite 2000

Nashville, Tennessee 37203

(615) 724-7755

(Name, address and telephone number, including area code, of agent for service)

(510) 742-3400

(Registrant’s telephone number, including area code)

Copies to:

Pippa Bond, P.C. Van Whiting Kirkland & Ellis LLP 2049 Century Park East, Suite 3700 Los Angeles, CA 90067 Telephone: (310) 552-4200	Julia Danforth Kirkland & Ellis LLP 601 Lexington Avenue New York, NY 10022 Telephone: (212) 446-4800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (the “Post-Effective Amendment”) relates to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) filed by Revance Therapeutics, Inc. (“Revance” or the “Company”) with the Securities and Exchange Commission (the “SEC”):

•

Registration Statement No.  333-193963, pertaining to the registration of up to an aggregate of 2,422,831 shares of common stock, par value $0.001 per share (“Common Stock”), including (i) 267,385 shares of Common Stock, issuable upon exercise of outstanding options granted pursuant to the 2002 Equity Incentive Plan, (ii) 955,446 shares of Common Stock issuable upon exercise of outstanding options granted pursuant to the 2012 Equity Incentive Plan, (iii) 1,000,000 shares of Common Stock reserved for issuance pursuant to the 2014 Equity Incentive Plan (the “2014 Plan”) and (iv) 200,000 shares of Common Stock reserved for issuance pursuant to the 2014 Employee Stock Purchase Plan (the “2014 ESPP”), filed with the SEC on February 14, 2014.

•	Registration Statement No. 333-198499, pertaining to the registration of 325,000 shares of Common Stock issuable pursuant to the 2014 Inducement Plan, filed with the SEC on August 29, 2014.

•

Registration Statement No.  333-203235, pertaining to the registration of (i) 950,978 shares of Common Stock under the 2014 Equity Incentive Plan and (ii) 237,744 shares of Common Stock pursuant to the 2014 Employee Stock Purchase Plan, as filed with the SEC on April 3, 2015.

•

Registration Statement No.  333-208543, pertaining to the registration of 500,000 shares of Common Stock pursuant to the Amended and Restated 2014 Inducement Plan (the “A&R 2014 Inducement Plan”), filed with the SEC on December 14, 2015.

•

Registration Statement No.  333-209949, pertaining to the registration of (i) 1,131,538 shares of Common Stock pursuant to the 2014 Equity Incentive Plan and (ii) 282,884 shares of Common Stock pursuant to the 2014 Employee Stock Purchase Plan, filed with the SEC on March 4, 2016.

•

Registration Statement No.  333-216342, pertaining to the registration of (i) 1,145,958 shares of Common Stock pursuant to the 2014 Equity Incentive Plan and (ii) 286,489 shares of Common Stock under the 2014 Employee Stock Purchase Plan, filed with the SEC on February 28, 2017.

•

Registration Statement No.  333-223433, pertaining to the registration of (i) 1,460,643 shares of Common Stock pursuant to the 2014 Equity Incentive Plan and (ii) 300,000 shares of Common Stock pursuant to the 2014 Employee Stock Purchase Plan, filed with the SEC on March 2, 2018.

•

Registration Statement No.  333-229977, pertaining to the registration of (i) 1,479,008 shares of Common Stock pursuant to the 2014 Equity Incentive Plan and (ii) 300,000 shares of Common Stock under the 2014 Employee Stock Purchase Plan, filed with the SEC on February 28, 2019.

•

Registration Statement No.  333-235994, pertaining to the registration of (i) 2,094,989 shares of Common Stock pursuant to the 2014 Equity Incentive Plan and (ii) 300,000 shares of Common Stock pursuant to the 2014 Employee Stock Purchase Plan, filed with the SEC on January 21, 2020.

•

Registration Statement No.  333-240061, pertaining to the registration of (i) 1,089,400 shares of Common Stock, in respect of available share reserve, pursuant to the Amended and Restated 2014 Inducement Plan, (ii) 62,077 shares of Common Stock, in respect of available share reserve, pursuant to the Hint, Inc. 2017 Equity Incentive Plan (the “HintMD Plan”), (iii) 801,600 shares of Common Stock, in respect of assumed stock options, pursuant to the HintMD Plan and (iv) 397,269 shares of Common Stock, in respect of assumed restricted stock awards, pursuant to the HintMD Plan, filed with the SEC on July 24, 2020.

•

Registration Statement No.  333-252526, pertaining to the registration of (i) 2,767,146 additional shares of Common Stock pursuant to the 2014 Equity Incentive Plan and (ii) 300,000 additional shares of Common Stock pursuant to the 2014 Employee Stock Purchase Plan, filed with the SEC on January 29, 2021.

•

Registration Statement No.  333-263099, pertaining to the registration of (i) 2,863,362 additional shares of Common Stock pursuant to the 2014 Equity Incentive Plan and (ii) 300,000 additional shares of Common Stock pursuant to the 2014 Employee Stock Purchase Plan, filed with the SEC on February 28, 2022.

•

Registration Statement No.  333-270130, pertaining to the registration of (i) 3,295,432 additional shares of Common Stock under the 2014 Equity Incentive Plan and (ii) 300,000 additional shares of Common Stock pursuant to the 2014 Employee Stock Purchase Plan, filed with the SEC on February 28, 2023.

•

Registration Statement No.  333-277490, pertaining to the registration of (i) 3,518,510 additional shares of Common Stock under the 2014 Equity Incentive Plan and (ii) 300,000 additional shares of Common Stock pursuant to the 2014 Employee Stock Purchase Plan filed with the SEC on February 29, 2024.

On February 6, 2025, pursuant to the terms of the Amended and Restated Agreement and Plan of Merger, dated as of December 7, 2024 (as amended from time to time, and as amended by that certain Amendment to the Amended and Restated Agreement and Plan of Merger, dated as of December 11, 2024, and that certain Amendment No. 2 to the Amended and Restated Agreement and Plan of Merger, dated as of January 17, 2025, the “A&R Merger Agreement”), by and among Crown Laboratories, Inc., a Delaware corporation (“Parent”), Reba Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and the Company, Parent completed its acquisition of the Company through a cash tender offer by Merger Sub (the “Offer”) to purchase all of the outstanding shares of Common Stock of the Company, followed by the merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation (the “Merger”), on the terms and subject to the conditions set forth in the A&R Merger Agreement.

As a result of the Merger, the Company has terminated all offerings and sales of securities pursuant to the Registration Statements. In accordance with an undertaking made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance under the Registration Statements that remain unsold at the termination of such offering, the Company hereby removes from registration all of such securities registered but remaining unsold under the Registration Statements as of the date hereof, and hereby terminates the effectiveness of each of the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement described above to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Nashville, State of Tennessee on February 12, 2025.

Revance Therapeutics, Inc.

By:	/s/ Jeffery A. Bedard
Name:	Jeffery A. Bedard
Title:	Chief Executive Officer

No other person is required to sign these Post-Effective Amendments in reliance on Rule 478 of the Securities Act of 1933.